Confirming Statement

This statement confirms that the undersigned has authorized and designated James L. Swarts and Jeffery D. Aberdeen or either of them to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Commerce Bancshares, Inc. The authority of James L. Swarts and Jeffery D. Aberdeen under this statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Commerce Bancshares, Inc., unless earlier revoked in writing. The undersigned acknowledges that neither James L. Swarts nor Jeffery D. Aberdeen is assuming any of the undersigned's responsiblities to comply with Section 16 of the Securities Exchange Act of 1934.


Date Elected:	April 21, 2010			/s/ Earl H. Devanny
						Earl H. Devanny